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                         AMENDMENT TO VOTING TRUST AGREEMENT

         This Amendment dated as of August 8 1995 (the "Amendment") to the Voting Trust Agreement as of August 8, 1995 (the "Agreement") among Audrey Contente, John Andersen and Barrie Zesiger (the "Voting Trustees") and Audrey Contente (the "Stockholder"), a stockholder of UltraFem, Inc., a Delaware corporation (the "Company").

         WHEREAS, the parties hereto are parties to the Agreement (the "Agreement") dated August 8, 1994, and desire to amend the Agreement;

         NOW, THEREFORE for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The last sentence of Article 1 of the Agreement is hereby amended to read in full as follows:

         Any action taken by the Voting Trustees (including, without limitation, any vote of the Stock) pursuant to this Agreement must be taken by a majority vote of the Voting Trustees (with each Voting Trustee having one vote).

2. The first sentence of Article 8 of the Agreement is hereby amended to read in full as follows:

         This Agreement, and the rights transferred hereby, shall continue until the earlier of (i) the transfer of the Option Shares to the Optionees, (ii) eighteen months after the Company has consummated its initial public offering, (iii) on August 8, 1996 if the Company's initial public offering is not consummated on or before June 30, 1996, or (iv) upon breach of the representation contained in Article 3 hereof, and shall then terminate.

3. Except as set forth in the Amendment, all provisions of the Agreement shall remain in full force and be binding upon and inure to the benefit of the parties and their respective successors and assigns.

4. Defined terms in the Amendment shall have the meanings set forth in the Agreement unless otherwise indicated herein.
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5.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed as of the date first above written.


                             STOCKHOLDER:

                             By:    /s/Audrey Contente
                                  ------------------------
                                     Audrey Contente


VOTING TRUSTEES:

By:  /s/Audrey Contente
   --------------------------
    Audrey Contente

By:  /s/John Andersen
   --------------------------
    John Andersen


By:  /s/Barrie Zesiger
   --------------------------
    Barrie Zesiger